EXHIBIT 99.1

News Release
637 Davis Drive
Morrisville, NC 27560 USA
phone 1-919-767-3230
fax 1-919-767-3233
www.harrisstratex.com
Harris Stratex Networks Announces Change in Financial Management
RESEARCH TRIANGLE PARK, N.C., February 4, 2009 — Harris Stratex Networks, Inc. (NASDAQ: HSTX), a leading specialist in backhaul solutions for mobility and broadband networks, today announced the resignation of Sally Dudash as Senior Vice President, Chief Financial Officer, and Principal Accounting Officer, effective February 13, 2009. Russ Mincey, Harris Stratex’ Global Corporate Controller, has been named as interim Principal Financial Officer and Principal Accounting Officer. The company has begun the process of identifying a permanent successor for these positions.
“It was a difficult decision to leave Harris Stratex,” said Dudash, who has been Chief Financial Officer of the company since its formation in 2007. “The company is now well positioned to establish itself as a leader in the IP mobile backhaul arena and has made significant strides to improve its financial performance. While my decision is based on family priorities, it is my intent to ensure a smooth transition for Russ in his interim role, and for my successor.”
“Sally’s leadership will be missed by the company,” said Harald Braun, President and Chief Executive Officer of Harris Stratex. “She has contributed to the company’s growth over the last two years at both the financial and strategic planning levels. Her efforts have resulted in a strong balance sheet that should enable us to weather the current challenging economic environment. I would like to express my gratitude to Sally and wish her well in her future endeavors.”
Mr. Mincey joined the Company in July of 2008 and since has served as its Global Corporate Controller responsible for financial reporting, Sarbanes-Oxley oversight and all SEC compliance. Mr. Mincey has more than 25 years experience in financial management, and is a Certified Public Accountant. Prior to joining Harris Stratex, Mincey was Chief Financial Officer at the Industrial Components Division of Carlisle Companies where he managed supply chain distribution, cash conversion, credit and collections, cost management and their merger and acquisitions strategy. Prior to that, he held financial positions with increasing responsibility at several publicly-traded companies.
About Harris Stratex Networks, Inc.
Harris Stratex Networks, Inc. is a leading specialist in backhaul solutions for mobility and broadband networks. The company offers reliable, flexible and scalable wireless network solutions, backed by comprehensive professional services and support. Harris Stratex Networks serves all global markets, including mobile network operators, public safety agencies, private network operators, utility and transportation companies, government agencies and broadcasters. Customers in more than 135 countries depend on Harris Stratex Networks to build, expand and upgrade their voice, data and video solutions. Harris Stratex Networks is recognized around the world for innovative, best-in-class wireless networking solutions and services. For more information, visit www.HarrisStratex.com.
CONTACTS:
Investors: Mary McGowan, Summit IR Group Inc., 408-404-5401, mary@summitirgroup.com
Media: Cynthia Johnson, Harris Stratex Networks, Inc., 919-767-3323, cynthia.johnson@hstx.com